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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM N-8A

          NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                     OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  Separate Account USL VA-R

Address of Principal Business Office (No. & Street, City, State, Zip Code):

       125 Maiden Lane, New York, NY 10038

Telephone Number (including area code):  (212) 709-6000

Name and address of agent for service of process:

       Pauletta P. Cohn, Esq.
       Associate General Counsel and Secretary
       American General Life Companies
       2727-A Allen Parkway
       Houston, TX 77019

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:

       YES  [x]    NO  [ ]

     Pursuant to the requirements of the Investment Company Act of 1940 the Sponsor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the city of New York and the state of New York on the 11th day of September 1998.

[SEAL]                              Signature:  Separate Account USL VA-R
                                            (Name of Registrant)

                                    By:  The United States Life Insurance
                                    Company in the City of New York
                                    (Name of sponsor, trustee or custodian)


                                    By:  /s/  Robert F. Herbert, Jr.
                                         ----------------------------------
                                              Robert F. Herbert, Jr.
                                              Senior Vice President

Attest:    /s/ Pauletta P. Cohn
           --------------------
               Pauletta P. Cohn
               Secretary